Yukon Gold Corporation, Inc. to Acquire a Former Producing Gold Mine

Oakville, Canada, December 22, 2010, Yukon Gold Corporation, Inc. (the “Company”) (OTCBB: YGDC) is pleased to announce it has entered into a non-binding Letter of Intent (the “LOI”) with District Gold Inc., a private Ontario, Canada corporation.

The LOI contemplates, among other things described herein, the acquisition of two groups of mining claims (the “Nevada Claims”) in the State of Nevada, one of which was a former producer.

Other matters provided for in the LOI are:

1.	Re-domiciliation of the Company to the State of Nevada from the State of Delaware by way of a merger into a wholly-owned Nevada subsidiary with the same name (the “Nevada Subsidiary”).
2.	The Nevada Subsidiary will be authorized to issue 500,000,000 common shares.
3.

Following effectiveness of the re-domiciliation, the Nevada Subsidiary will issue one (1) common share to the shareholders of the Company for each five (5) shares they hold of the Delaware corporation prior to the merger and re-domiciliation.

4.

The purchase price of the Nevada Claims will be 70,000,000 common shares of the Company, valued at US$0.03 per share, prior to the re-domiciliation, or 14,000,000 shares of the Nevada Subsidiary, valued at US $0.15 per share, post re-domiciliation.

5.	Possible increase in the number of shares available under the 2006 Stock Option Plan.

The Company will seek shareholder approval for the re-domiciliation in Nevada and any increase in shares available under the 2006 Stock Option Plan.

The LOI is conditional upon execution of a definitive agreement by February 1, 2011 and the completion of a $2,000,000 financing by March 31, 2011.

About Yukon Gold

Yukon Gold Corporation, Inc. is an exploration stage mining company, going through a re-organization with the intent of increasing its value to the shareholders.

For Further Information, contact:

Lance Capital Ltd.
(905) 845-1073 or
info@lancecapitalltd.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns or unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.